EXHIBIT 99.1

AMERICAN ACHIEVEMENT GROUP HOLDING CORP. ANNOUNCES AMENDMENTS TO ITS PREVIOUSLY
ANNOUNCED CASH TENDER OFFER WITH RESPECT TO ITS 12.75% SENIOR PIK NOTES DUE 2012

AUSTIN, TX, August 3, 2009 – American Achievement Group Holding Corp. (the “Company”) announced today that it is amending its previously announced cash tender offer (the “Offer”) with respect to its outstanding 12.75% Senior PIK Notes due 2012 (CUSIP No. 02369BAB2, 02369BAA4, 02369BAE6, 02369BAD8) (the “Notes”) to extend the offer expiration date (the “Offer Expiration Date”) from 11:59 p.m., New York City time, on July 31, 2009, to 5:00 p.m., New York City time, on August 5, 2009, and to decrease the minimum tender condition (the “Minimum Tender Condition”) from $70,000,000 aggregate principal amount of the Notes, representing approximately 64% of the outstanding Notes, to $65,000,000 aggregate principal amount of the Notes, representing approximately 59% of the outstanding Notes.

As of 11:59 p.m., New York City time, July 31, 2009, $65,336,774 aggregate principal amount of the Notes, representing approximately 59.35% of the outstanding Notes, had been validly tendered and not withdrawn.  The withdrawal deadline has not been extended and, accordingly, Notes tendered in the Offer may no longer be withdrawn.  As a result, the Minimum Tender Condition has been satisfied and subject to the other terms and conditions of the Offer, including the Tender Cap described below, each holder of Notes who has validly tendered their Notes on or prior to the date hereof and each holder of Notes who validly tenders their Notes after the date hereof and prior to the new Offer Expiration Date will be eligible to receive $350.00 per $1,000.00 principal amount of the Notes.  No additional amounts will be payable with respect to any accrued or unpaid interest on the Notes since April 1, 2009.

As previously announced, the Company will purchase not more than $85,000,000 aggregate principal amount of the Notes, representing approximately 77% of the outstanding Notes (the “Tender Cap”).  The Company may increase or waive the Tender Cap at its sole discretion.  If the aggregate principal amount of Notes validly tendered pursuant to the Offer exceeds the Tender Cap, then, subject to the terms and conditions of the Offer, the Company will purchase any Notes tendered prior to 11:59 p.m., New York City time, July 17, 2009, in full, and will purchase any Notes tendered subsequent to that date on a pro rata basis among such tendering holders of such subsequently tendered Notes up to the remaining Tender Cap, based on the aggregate principal amount of such subsequently tendered Notes tendered by each such holder.

Except for the new terms announced today, all other terms and conditions of the Offer remain unchanged.  The Offer is being made solely pursuant to the offer to purchase dated June 4, 2009 (the “Offer to Purchase”), as amended by the supplement dated July 20, 2009 (the “Supplement”).

Goldman, Sachs & Co. is acting as the dealer manager for the Offer.  The depositary and information agent for the Offer is Global Bondholder Services Corporation.  Questions regarding the Offer may be directed to Goldman, Sachs & Co., at (800) 828-3182 (toll free) or (212) 357-4692 (collect). Requests for copies of the Offer to Purchase, the Supplement and related documents may be directed to Global Bondholder Services Corporation at (866) 873-6300 (toll free) or (212) 430-3774 (banks and brokerage firms).

This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to the Notes nor is this announcement an offer or solicitation of an offer to sell new securities.

About the Company:

The Company is the indirect parent company of American Achievement Corporation.  American Achievement Corporation is a provider of products that forever mark the special moments of people’s lives. As the parent company of brands such as ArtCarved®, Balfour®, Keepsake®, and Taylor Publishing, American Achievement Corporation’s legacy is based upon the delivery of exceptional, innovative products, including class rings, yearbooks, graduation products and affinity jewelry through in-school and retail distribution.

Media Contact:
Anna Cordasco/Brooke Gordon/Jonathan Doorley
Sard Verbinnen & Co
212/687-8080

This press release contains certain forward-looking statements.  Such forward-looking statements are subject to various risks and uncertainties that could cause the transaction not to be consummated. Neither the Company and American Achievement or any of their affiliates or representatives undertakes any obligation to revise or publicly update these forward-looking statements, whether as a result of new information or otherwise.